Exhibit (a)(v)

COHEN & STEERS REALTY SHARES, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is Cohen & Steers Realty Shares, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on April 29, 2019.

FOURTH: ARTICLE THIRD of the Articles as previously filed with the SDAT is set forth below:

The shares classified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the new classes of Common Stock as set forth in the charter of the Corporation (the “Charter”).

FIFTH: ARTICLE THIRD of the Articles as corrected hereby is set forth below:

The shares classified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the new classes of Common Stock as set forth in the charter of the Corporation (the “Charter”). At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, and any applicable rules and regulations and from time to time reflected in the registration statement of the Corporation (the “Registration Statement”), shares or certain shares of a particular class of stock may be automatically converted into shares of another class of stock based on the relative net asset values of such classes at the time of conversion. The terms and conditions of such conversion may vary within and among the classes of stock to the extent determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and set forth in the Registration Statement.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

Exhibit (a)(v)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary and Chief Legal Officer on June 26, 2019.

ATTEST	COHEN & STEERS REALTY SHARES, INC.

/s/ Dana A. DeVivo	/s/ Adam Derechin
Name: Dana A. DeVivo	Name: Adam Derechin
Title: Secretary and Chief Legal Officer	Title: President